[LOGO] MEMS
       USA


July 1, 2002

Daniel K. Moscaritolo
4010 Lemonberry Place
Thousand Oaks, CA 91362

Re: Offer Letter

"Dear Daniel:

This employment offer letter ("AGREEMENT") dated as of July 1, 2002, confirms our agreement in connection with your employment as Chief Operating Officer ("COO") and Chief Technical Officer ("CTO") of MEMS USA, Inc. ("MEMS"), pursuant to the following terms:

      1. You will serve as MEMS' COO and CTO and MEMS will employ you in that capacity beginning July 1, 2002 ("HIRE DATE"). In that capacity, you report to MEMS' President, Dr. James Latty."

      2. Your initial employment term will be for a period of 4 years ("TERM"). You can only be involuntarily terminated by MEMS for "cause". As used in this Agreement, the term cause shall mean, the conviction of a felony crime involving dishonesty or resulting in imprisonment without the option of a fine, or the material non-observance, or the material breach by you of any of the material provisions of this Agreement, or your neglect, failure or refusal to carry out the duties properly assigned to you after due notice by the Board to you and a period of not less than 60 days to remedy such neglect, failure or refusal.

            In the event of any termination for cause, all obligations of MEMS USA or in respect of this Agreement will terminate, except the obligation to pay you any cash compensation, expenses, options or other which shall have accrued or remain in the balance of the initial term.

      3. During the Term, you will receive cash compensation due and payable on the first day of each month at the following rates: $20,000 monthly for full time employment ($240,000 per annum), $15,000 monthly for 3/4 time employment, $10,000 per month for 1/2 time employment and $5,000 per month for 1/4 time employment, from the date of this agreement until June 30, 2003 ("COMPENSATION"). After June 30, 2003, your Compensation will remain at the above stated rates, subject to increases as determined by a simple majority vote of the MEMS Board of Directors, which review will occur not less often than semi-annually (i.e., every 6 months) for the remainder of the Term. It is further understood that MEMS is currently a start-up company and Compensation and expense reimbursement, to be paid first, will be accrued with Interest at 1/2% monthly, compounded monthly, and will be payable on such date as the company is funded.

        5701 Lindero Canyon Road, Bldg. 2-100, Westlake Village, CA 91362
                       (818) 735-4750, fax (818) 735-4753

      4. Should your wages and/or expenses be accrued, MEMS will execute a promissory note that you will be a 'secured creditor' of MEMS with first rights to payment of your accrued account and you will be eligible for such bonuses and other forms of supplemental compensation as may from time to time be approved by the Board.

      5. You have purchased 1,500,000 shares of MEMS Common Stock ("SHARES") at the price of $0.001 per share, which shall be subject to the following buyback provisions over the next three (3) years. If your services hereunder are ended prior to expiration of the Term, then MEMS shall have the option to immediately repurchase all or none at the same price per share as the employee option exercise price, shown in Item 6 below ("REPURCHASE") the following shares and 'such shares shall be returned to MEMS Treasury Stock:

            Until such date that MEMS becomes "profitable" for one quarter (i.e., pursuant to Generally Accepted Accounting Principles ("GAAP")), MEMS shall have the option to Repurchase 300,000 shares. In addition to this 300,000 share Repurchase, MEMS shall have the option to repurchase the following: for the period Immediately following the date of this agreement until the first year anniversary of the date of this agreement, MEMS shall have the option to repurchase 900,000 shares; for the period from the first year anniversary of this agreement until the second year anniversary of this agreement, MEMS shall have the option to repurchase 600,000 shares; for the period from the second year anniversary of this agreement until the third year anniversary of this agreement, MEMS shall have the option to repurchase 300,000 shares. Notwithstanding the foregoing, this buyback option provision shall immediately expire when MEMS enters a merger or acquisition agreement whereby controlling interest could change hands or be purchased or otherwise acquired.

      6. On the date that you become, and in consideration of your being a fulltime employee of MEMS, you are granted an employee option to purchase 750,000 Shares at the exercise price of $1.00 per share, which shall vest as follows: fully vested upon the posting of a second consecutive "profitable" quarter (i.e., pursuant to Generally Accepted Accounting Principles ("GAAP")), or, any unvested option shall immediately vest if MEMS enters a merger or acquisition agreement whereby controlling interest could change hands or be purchased or otherwise acquired.

      7. If your services hereunder are ended prior to expiration of the Term, then: you will have 90 days to exercise your employee stock options and, following said 90 days, any unexercised options to Repurchase shall be returned to MEMS Treasury Stock.


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

      8. Your stock and option ownership shall be collatorizable, assignable and your heirs shall have same. In addition, at the start of each year you shall be entitled to four (4) weeks of paid vacation during each year of the term.

      9. You will be paid a 'car allowance' of $850 per month. Such car allowance shall be for all costs associated with operating a vehicle, including but not limited to: principal & interest, gasoline, insurance, registration, maintenance and repairs. MEMS will pay you for your reasonable cell phone costs. Your other legitimate business expenses will be reimbursed, on an accountable basis, within 10 working days of their submission.

      10. In addition to the foregoing, you will be eligible for such benefits including Inventive Incentives and others as are from time to time made available to other members of senior management, it being anticipated in good faith that MEMS will soon provide employees' full health, life, dental and vision insurance, matching 401K, retirement and savings plans.

      11. MEMS agrees to indemnify you and hold you harmless to the full extent of the law. In the event that you are named as an individual in any lawsuit related to MEMS, then MEMS shall indemnify you and hold you harmless for any and all legal costs and any and all awards against you.

      12. In good faith, you intend to sign and be bound by MEMS' reasonable and customary agreements relating to nondisclosure and non-solicitation. MEMS will keep your Identity and relationship with it confidential knowing that unauthorized release of such Information would cause you irreparable harm.

This Agreement contains the entire agreement of the parties and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. This Agreement may be modified or amended only by a written Instrument signed by all parties hereto.


If you are in agreement with the foregoing, please sign as indicated below and return the original to me. Very truly yours,

James A. Latty
President

Accepted and agreed:

------------------------,                      dated
                                                    ------------------------
Daniel K. Moscaritolo